AMERICA FIRST APARTMENT INVESTORS, INC. ANNOUNCES

RESULTS FOR THIRD QUARTER 2006

Omaha, Neb., November 6, 2006 – America First Apartment Investors, Inc. (NASDAQ: APRO), a multifamily real estate investment trust, today announced its financial results for the third quarter ended September 30, 2006.

Net income for the three months ended September 30, 2006, was $141,000, or $0.01 per share, compared to net income of $3.6 million, or $0.35 per share, in the 2005 third quarter. Net income for the nine month period was $17.6 million, or $1.60 per share, compared to net income of $2.1 million, or $0.20 per share, for the 2005 comparable period. APRO’s results of operations for the nine months ended September 30, 2006 were positively impacted by the $17.1 million gain recognized in connection with the sales of the Belvedere Apartments and The Park at 58 Apartments during the second quarter 2006. During the three and nine months ended September 30, 2005, APRO’s results were positively impacted by the $3.4 million gain recognized in connection with the sale of the Park Trace Apartments.

During the third quarter, the Company continued to experience strong rental revenue growth. Rental revenues increased $2.3 million, or 23%, to $12.4 million from $10.1 million in the third quarter last year. Rental revenues for the 2006 nine month period increased $6.6 million, or 23%, to $35.2 million from $28.6 million in the 2005 nine month period. Property acquisitions subsequent to the beginning of the 2005 third quarter accounted for $1.8 million and $5.2 million of the respective rental revenue increases. The remainder of the increase is attributable to increases in net rental rates of 6% and 5% at the Company’s same store properties compared to the three and nine months ended September 30, 2005, reflecting reduced concessions and rental increases. It is important to note all of the Company’s same store properties experienced revenue growth during the third quarter with the strongest growth experienced at our properties located in Arizona and California.

Propelled by strong revenue growth, Funds from Operations (FFO) for the 2006 third quarter increased 19% to $3.4 million, or $0.30 per share, and 19% for the nine months ended September 30, 2006 to $9.7 million, or $0.88 per share.

Strategic Overview

APRO’s strategic plan is to enhance the long term value of the Company’s real estate assets through a selective acquisition and disposition program that increases APRO’s presence in markets with positive growth potential. As part of that plan, the Company acquired five properties during the third quarter for aggregate consideration of $74.8 million including the September 28, 2006 purchase of a four property portfolio comprised of 1,052 units in North Carolina. The properties include Morganton Place, Cumberland Trace, and Village of Cliffdale, each located in Fayetteville, and Woodberry Apartments in Asheville. As previously announced, the Company intends to sell Cumberland Trace as it would not have met the Company’s acquisition criteria if bought on a stand alone basis; the purchase of Cumberland Trace was required as a condition for the purchase of the portfolio. The fifth property acquired during the third quarter was the second phase of Jackson Park Place Apartments, an 80-unit complex located adjacent to the Company’s existing property in Fresno, California. In October, APRO also signed a purchase agreement to acquire the Cornerstone Apartments, a 420 unit complex located in a suburb of Kansas City, Missouri for $37.5 million. This acquisition is expected to be completed by December 29, 2006.

Under its strategic plan, APRO also actively seeks to dispose of older, underperforming assets at valuations that take advantage of the current real estate market. Earlier this year, the Company completed the sale of The Park at 58 Apartments, a 196 unit apartment community in Chattanooga, Tennessee, for $5 million. The Company has also signed agreements to sell Cumberland Trace and Delta Crossing, a 178 unit property located in Charlotte, North Carolina, for $11.1 million and $7.8 million, respectively. APRO is also marketing Waters Edge, a 108-unit property in Lake Villa, Illinois, to prospective buyers and it expects the property will be sold within the next twelve months.

Over the last twelve months the Company has also realized substantial gains on the sale of two Florida apartment communities. The historically high pricing levels that were offered by condominium converters enabled APRO to net $50 million in proceeds from the two property sales in Florida.

Since initiating its strategic plan in the third quarter of 2005, APRO has completed the divestiture of five properties, and currently plans on selling three more apartment communities. The total proceeds from the five divested properties, which collectively had a net asset value (defined as net book value of the property less any property-specific debt) of approximately $33 million, have been deployed to acquire eight properties having an aggregate net asset value of approximately $69 million, with an additional $10 million of proceeds available for reinvestment.

Looking Forward

“We are pleased that the Company’s third quarter results continue to build upon the positive results we experienced in the first half of 2006. The ongoing job growth and modest supply increases of new apartments due to higher land and construction costs have combined to push occupancy levels higher and rental concessions lower,” stated Jack Cassidy, APRO’s President and Chief Executive Officer. “We expect our ongoing improvements in property operations and the benefits of recent acquisitions to continue driving rental revenues higher. With the September 28th addition of the four property portfolio in North Carolina, the acquisition of the second phase of Jackson Park Place, and the prospective acquisition of Cornerstone, we anticipate a very positive impact on future operating cash flows.”

“In our second quarter earnings release we indicated that the cost of property insurance could rise significantly due to the devastation caused by Katrina in 2005. Fortunately, APRO benefited from a benign hurricane season in the United States this year, and effective November 1st our annual property insurance costs will increase approximately 10%, which is below our earlier estimates.”

Funds From Operations

The following sets forth a reconciliation of the Company’s net income as determined in accordance with GAAP and its FFO for the periods set forth (in thousands):

	For the three months ended		For the nine months ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Net income	$141	$3,625	$17,617	$2,136
Depreciation expense	2,545	2,006	7,278	5,642
In-place lease amortization	444	321	1,101	2,247
Depreciation and amortization
of discontinued operations	56	319	336	1,563
Loss on redemption of securities	11	—	64	—
Impairment of
Securities	—	—	367	—
Loss (Gain) on sales of discontinued operations	159	(3,442)	(17,087)	(3,442)

FFO	$3,356	$2,829	$9,676	$8,146

Weighted- average Shares outstanding	11,036	10,511	11,036	10,511

FFO per share	$0.30	$0.27	$0.88	$0.78

The Company generally calculates FFO in accordance with the definition of FFO that is recommended by the National Association of Real Investment Trust (“NAREIT”). To calculate FFO under the NAREIT definition, depreciation and amortization expenses related to the Company’s real estate, gains or losses realized from the disposition of depreciable real estate assets, and certain extraordinary items are added back to the Company’s net income. The Company has added back the impairment loss recognized on the Company’s agency securities and preferred stock and believes that this treatment is appropriate since NAREIT allows for the exclusion of gains and losses recognized in connection with the sale of a security in the determination of FFO. NAREIT does not specifically discuss how an impairment of a security should be handled.

The Company believes that FFO is an important non-GAAP measurement because FFO excludes the depreciation expense on real estate assets and real estate generally appreciates over time or maintains residual value to a much greater extent than other depreciable assets such as machinery or equipment. Additionally, other real estate companies, analysts and investors utilize FFO in analyzing the results of real estate companies.

While the Company uses the NAREIT definition of FFO, the Company’s FFO may not be comparable to other REITs or real estate companies with similar assets. This is due in part to the differences in capitalization policies used by different companies and the significant effect these capitalization policies have on FFO. Real estate costs incurred in connection with real estate operations which are accounted for as capital improvements are added to the carrying value of the property and depreciated over time whereas real estate costs that are expensed are accounted for as a current period expense. This affects FFO because costs that are accounted for as expenses reduce FFO. Conversely, real estate costs that are capitalized and depreciated are added back to net income to calculate FFO.

Although the Company considers FFO to be a useful measure of its operating performance, FFO should not be considered as an alternative to net income which is calculated in accordance with GAAP.

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located primarily in the Southeast and Midwest regions of the United States. Its portfolio currently includes 33 multifamily properties and one commercial property. America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.apro-reit.com.

Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.

Contact:

For America First Apartment Investors, Inc.

Maurice Cox, 800-239-8787

or

Jack Cassidy, 212-935-8760